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                          THIRD AMENDMENT TO LEASE AGREEMENT


         THIS THIRD AMENDMENT TO LEASE AGREEMENT (this "Amendment"), dated as of October 2, 1996, between ALP (TX) QRS 11-28, INC., a Texas corporation ("Landlord"), and SUPERIOR TELECOMMUNICATIONS INC., a Georgia corporation f/k/a Superior Teletec, Inc. and Superior TeleTec Transmission Products, Inc. ("Tenant").


                                 W I T N E S S E T H


         WHEREAS, Landlord and Tenant have entered into that certain Lease Agreement, dated as of December 16, 1993, as amended by a First Amendment to Lease Agreement, dated as of May 10, 1995, and a Second Amendment (the "Second Amendment") to Lease Agreement, dated as of July 21, 1995 (as amended, the "Lease");

         WHEREAS, the parties hereto are entering into this Amendment concurrently with the closing of the Revolving Credit Agreement by and among Superior TeleCom Inc. ("TeleCom"), each subsidiary of TeleCom (including Tenant), certain lending institutions and Bankers Trust Company dated as of October 2, 1996 (as the same may be amended, the "BT Loan Agreement"); and

         WHEREAS, the parties hereto have agreed to amend the Lease as hereinafter set forth.

         NOW, THEREFORE, intending to be legally bound and for good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         1. DEFINITIONS. (a) Capitalized terms used herein and in Annex A hereto and not otherwise defined shall have the meanings assigned to them in the Lease.

                             (b)  The definition of "Guarantor" is hereby
amended by adding thereto "and Superior TeleCom Inc., jointly and severally," after the word "Corporation" in the second line thereof; and

                             (c) The definition of "Guaranty" is hereby amended
by adding the phrase "as the same may be amended from time to time" after the work "Landlord" in the second line thereof.

         2. WAIVER. Landlord hereby waives compliance by Tenant with Financial Covenants contained in the Second Amendment in connection with the occurrence of the transactions substantially as described on Annex A attached hereto, including such other


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transactions as may be incidental to, necessary, or desirable to give effect to such transactions. such transactions.

         3. FINANCIAL COVENANTS. The Lease is hereby amended by deleting the Financial Covenants attached to the Second Amendment as Exhibit E and inserting the Financial Covenants attached hereto as Exhibit E in lieu thereof.

         4. EVENTS OF DEFAULT. The Lease is hereby amended by replacing the words "Tenant shall breach any covenant" in clause (vii) of Paragraph 22(a) with the words "Tenant shall breach any Covenant or Superior TeleCom Inc. shall breach any covenant contained in the Guaranty."

         5. REPRESENTATION. Tenant represents to Landlord that its leasehold interest in the Premises is free and clear of any mortgage, lien, security interest or encumbrance of any kind held by Nomura International Trust Company.

         6. SUCCESSORS AND ASSIGNS. Except as specifically amended by this Amendment, the terms and conditions of the Lease shall remain in full force and effect and shall be binding upon Landlord and Tenant and their respective successors and assigns.

         7. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

         8. COUNTERPARTS. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.


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                [Signature Page to Third Amendment to Lease Agreement]

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


ATTEST                            ALP (TX) QRS 11-28, INC.


By:/s/Ruth Perfido                By:/s/Gordon J. Whiting
    Title:                           Title: Vice President

ATTEST                            SUPERIOR TELECOMMUNICATIONS INC.


By:/s/Stewart H. Wahrsager        By:Bragi F. Schut
    Title: Secretary                 Title: Senior Vice President


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                                       ANNEX A
                             DESCRIPTION OF TRANSACTIONS


         - Guarantor will contribute the stock of its subsidiaries, Tenant and DNE Systems, Inc. ("DNE") to a new subsidiary, Superior TeleCom Inc. ("Superior TeleCom").

         - In connection with the foregoing reorganization, Guarantor will cause Tenant, DNE and/or Superior TeleCom to declare a dividend or dividends on its common stock, or otherwise make a distribution to Guarantor as described further below, and permit Guarantor to recapitalize Tenant, as a result of which the Company would own all the outstanding common stock of Superior TeleCom and shares of a new series of preferred stock of Tenant having a liquidation value of approximately $20,000,000.

         - The payment by Tenant, DNE and/or Superior TeleCom to Guarantor of an aggregate of $205 million, consisting of the repayment by Tenant of existing intercompany debt owed to the Guarantor, which was $102.9 million as of July 28, 1996, net of amounts owed by Guarantor to Tenant, and the balance by payment of a dividend or dividends to be declared or equivalent distribution to be made in connection with the recapitalization described above.

         - The sale by Superior TeleCom of up to 49.9% (approximately 53.4% if the underwriters exercise their over-allotment option) of its common stock to the public in a registered public offering (the "IPO"). If, in connection with the public offering, the underwriters exercise their over-allotment option, the proceeds of such exercise would be used to redeem a portion of the preferred stock described above, and Guarantor then would be entitled to use the proceeds thereof to restore its ownership of Superior TeleCom to 50.1% through open market purchases of Superior TeleCom common stock.

         - Superior TeleCom has obtained a commitment from Bankers Trust Company and Bank of Boston with respect to the provision of a $175.0 million revolving credit facility (the "Bank Financing"). Superior TeleCom will complete an initial borrowing of approximately $154.7 million under the Bank Financing and will distribute approximately $151.7 million to the Company to complete the reorganization and the purchase of Notes.

              Under the Bank Financing, Superior TeleCom initially will be permitted to have outstanding revolving credit loans of up to $175.0 million. However, if Superior TeleCom completes a public offering of its common stock as described above (on terms and conditions set forth in the Bank Financing), the amount of the facility will be reduced to $150.0 million. Superior TeleCom also will be required to reduce the commitments by $30.0 million ($25.0 million if the commitment amount is reduced to $150.0 million as described above) in each of 1999 and 2000, and the facility will terminate in 2001. Loans under the Bank Financing will be based on either a LIBOR rate or the base rate of Bankers Trust, in each case plus a margin. The facility will be secured by substantially all of the assets of


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Superior TeleCom and its subsidiaries, including Tenant.  The stock of Tenant will be pledged to the lenders as security for the Bank Financing.

         - Guarantor will effect an amendment to the indenture relating to its 12-1/4% Series B Senior Secured Notes due 2003 and, in connection therewith, complete a tender offer for at least 50% of the outstanding aggregate amount of such notes.

         - Guarantor will enter into a Services Agreement, a Tax Indemnification Agreement and a Tax Sharing Agreement with Superior TeleCom and such other related party transactions as are described in the preliminary and in any final prospectus contained in the registration statement filed with the Securities and Exchange Commission relating to the IPO.